Exhibit 10.1

AMENDMENT NO. 2, dated as of February 23, 2011 (this “Amendment”), to that certain Credit Agreement, dated as of June 23, 2009 (as amended, supplemented, amended and restated, replaced, refinanced or otherwise modified from time to time, the “Credit Agreement”), among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, pursuant to subsection 13.1 of the Credit Agreement the Administrative Agent and the Credit Parties may, with the consent of the Required Lenders, amend the Credit Agreement;

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended effective as of the date hereof as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following to the end of the proviso in the definition of “Fixed Charge Coverage Ratio”:

“without giving effect to any Restricted Payments made pursuant to Section 10.6(f).”

(b) Subsection 10.6 of the Credit Agreement is hereby amended by (i) deleting the word “and” in front of clause (e) of the proviso and replacing it with “,” and (ii) adding a new clause (f) at the end of that Subsection as follows:

“and (f) RailAmerica may make other Restricted Payments in an amount not to exceed $75.0 million to repurchase shares of common stock of RailAmerica pursuant to a share repurchase plan approved by the Board of Directors of RailAmerica; provided that (A) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time any Restricted Payment is made on a Pro Forma Basis (i) (x) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days immediately preceding such Restricted Payment and (y) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following such Restricted Payment, (ii) the Interest Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall be at least 2.00 to 1.00 and (iii) Total Liquidity would be at least equal to $50.0 million, and (C) at the time of making such Restricted Payment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (A) and (B) above.”

Section 2. Effectiveness. This Amendment will become effective as of the date each of the following conditions precedent shall have been (or are or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent (the “Amendment Effective Date”):

(a) the Administrative Agent shall have received executed signature pages hereto from the Required Lenders under and as defined in the Credit Agreement and each of the other parties listed on the signature pages hereto;

(b) the Administrative Agent shall have received a certificate of an Authorized Officer of RailAmerica to the effect that the representations and warranties specified in Section 3 of this Amendment are true and correct in all material respects and no Default or Event of Default has occurred and is continuing;

(c) the Borrowers shall have (i) paid the Administrative Agent or its Affiliates all the fees due to the Administrative Agent or its Affiliates and (ii) reimbursed or paid all expenses required to be paid or reimbursed by the Borrowers pursuant to the Credit Agreement and Section 8 hereto; and

(d) the Borrowers shall have paid a fee to the Administrative Agent, for the account of each Lender which has returned an executed signature page to this Amendment on or prior to 5:00 p.m., New York time, on February 22, 2010 in an amount equal to 0.10% of such consenting Lender’s outstanding Commitments under the Credit Agreement on the Amendment Effective Date.

Section 3. Representations and Warranties of the Borrowers. The Borrowers hereby represent and warrant as of the date hereof and as of the Amendment Effective Date that each of the representations and warranties contained in the Credit Agreement are true and correct in all material respects (unless stated to relate to a specific earlier date, in which case, such representations and warranties are true and correct in all material respects as of such earlier date) and no Default or Event of Default has occurred and is continuing.

Section 4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 6. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 8. Costs and Expenses. Without duplication of any amounts previously paid or reimbursed, the Borrowers hereby agree to pay all reasonable costs and expenses of the Administrative Agent associated with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Cahill Gordon & Reindel llp, counsel to the Administrative Agent and other out of pocket expenses related hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RAILAMERICA, INC., as a Borrower By: /s/ B. Clyde Preslar

Name: B. Clyde Preslar Title: Senior Vice President and Chief Financial Officer RAILAMERICA TRANSPORTATION CORP., as a Borrower By: /s/ Scott G. Williams

Name: Scott G. Williams Title: President CITICORP NORTH AMERICA, INC., as Administrative Agent and Lender By: /s/ Matthew Paquin

Name: Matthew Paquin Title: Vice President and Director